Exhibit 10.2

ADDENDUM TO EMPLOYMENT AGREEMENT

This addendum to the employment agreement (this “Addendum”) is entered into on this day between:

1)	CEVA Ireland Sweden Filial, reg. no. 516407-9062, Klarabergsviadukten 70, Box 70396, Stockholm (“CEVA Europe”); and

2)	Gweltaz Toquet, personal ID no. *********** , ***********, Sweden.

CEVA Europe and Gweltaz Toquet are hereinafter jointly referred to as the “Parties”. CEVA Europe’s parent company, CEVA Inc. (“Parent”), together with CEVA Europe and Parent’s other direct and indirect subsidiaries, are collectively referred to as “CEVA” or the “Company Group.”

1	BACKGROUND

Gweltaz Toquet has been employed by CEVA Europe as CEVA’s VP Sales APAC since 1 June 2021. Gweltaz Toquet is as of 1 January 2023 offered a new role as CEVA’s Chief Commercial Officer (“CCO”). The Parties have therefore agreed upon the following in addition to and variation of the Employment Agreement entered into on 11 May 2021 (the “Employment Agreement”).

2	THE EMPLOYMENT

Gweltaz Toquet is as of 1 January 2023 (“Promotion Date”) employed as CEVA’s CCO (Chief Commercial Officer). Gweltaz Toquet shall dedicate all his working hours to CEVA and may not have other employment which disrupts his work, competes with CEVA in a manner which can cause harm to, or in any other manner damage, CEVA’s business. If Gweltaz Toquet is contemplating taking up other employment, he must first consult with CEVA. Generally, Gweltaz Toquet is not entitled to agree to have professional engagements or other outside professional activities without written permission from the board of directors.

In light of the job responsibilities and employment terms and conditions, Gweltaz Toquet may be deemed to have a managerial or comparable position and only the relevant sections of the Employment Protection Act of Sweden shall apply.

3	WORKPLACE

Until further notice, Gweltaz Toquet’s workplace shall continue to be combining home office and CEVA Europe’s premises at the above address.

In light of the job responsibilities and employment terms and conditions, Gweltaz Toquet is obliged to travel worldwide and perform work at CEVA’s other locations, and in particular he needs to be in the U.S. up to every 6th week on average in accordance with instructions given by CEVA’s CEO from time to time.

4	REMUNERATION

Gweltaz Toquet’s salary is SEK 2,320,000 per annum and shall ordinarily be paid in 12 monthly arrears on the 25th of each month to a designated bank account.

CEVA Europe shall pay employer contributions on the amount and withhold customary preliminary income tax in accordance with applicable provisions.

The salary also includes remuneration for board of directors work and other work which Gweltaz Toquet performs on behalf of CEVA.

5	COMMISSION AND RESTRICTED STOCK UNITS

Gweltaz Toquet shall be entitled to participate in CEVA’s commission plan applicable from time to time. Gweltaz Toquet commission plan will be SEK 1,750,000 per annum.

Gweltaz Toquet shall be entitled to participate in CEVA’s Officers’ Equity Plan applicable from time to time.

Parent’s compensation committee shall approve, effective on the Promotion Date, a grant of Restricted Stock Units (“RSU”) under an equity incentive plan of Parent with value equal to $100,000, with the exact number of RSUs to be equal to such value divided by the closing price of Parent’s common stock as quoted on Nasdaq on the close of trading on the Promotion Date. One-third of such RSUs will vest on each anniversary of the Promotion Date, subject to Gweltaz Toquet’ continued service with CEVA.

Per Parent’s board of directors’ decision, Gweltaz Toquet will be regarded as a Section 16 officer for U.S. SEC reporting obligations.

The right to any payment is conditional upon Gweltaz Toquet still being employed by CEVA Europe or another member of the Company Group at the time of the disbursement.

6	TERMINATION OF THE EMPLOYMENT

A mutual notice period of six (6) months shall apply.

During the notice period, Gweltaz Toquet shall be at CEVA’s disposal to perform any and all job responsibilities he previously performed or could be required to perform in the capacity as CCO.

Notwithstanding which party gives notice of termination, CEVA Europe shall be entitled to relieve Gweltaz Toquet from his duties during all or part of the notice period.

This Agreement will come to an end once Gweltaz Toquet reaches the age of Retirement as per existing Law. Notwithstanding the foregoing, the Addendum and Employment Agreement may be extended for another year subject to a prior written notice by both parties to this Addendum.

7	DISMISSAL OR TERMINATION WITHOUT NOTICE

If Gweltaz Toquet gives notice of termination or terminates this Agreement with immediate effect for Good Reason, Gweltaz Toquet shall remain entitled to notice pay. “Good Reason” shall mean the death of Gweltaz Toquet or the occurrence, without his written consent, of any of the events or circumstances set forth in clauses (a) through (d) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if such event or circumstance has been fully corrected and Gweltaz Toquet has been reasonably compensated for any losses or damages resulting therefrom (provided that such right of correction by the CEVA shall only apply to the first notice of termination for Good Reason given by Gweltaz Toquet) within 15 days following written notice from Gweltaz Toquet to CEVA notifying CEVA of such event.

(a)

The assignment to Gweltaz Toquet of duties inconsistent in any material respect with Gweltaz Toquet’s position (including status, offices, titles and reporting requirements), authority or responsibilities, or any other action or omission by CEVA Europe or the Parent which results in a material diminution in such position, authority or responsibilities.

(b)

A reduction in Gweltaz Toquet’s annual base salary as set forth in Section 4 or as may be increased from time to time in accordance with Section 4, except for a comparable reduction in salary affecting all similarly situated employees.

(c)

The failure by CEVA to (i) continue in effect any material compensation or benefit plan or program (including without limitation any life insurance and any vacation policy, but excluding any medical or health plan or other benefits that are in fact or may instead be provided for or sponsored by applicable government agencies) in which Gweltaz Toquet participates or which is applicable to Gweltaz Toquet pursuant to the Employment Agreement (a “Benefit Plan”), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such Benefit Plan, or (ii) continue the Gweltaz Toquet’s participation therein (or in such substitute or alternative Benefit Plan), on a basis not materially less favourable, both in terms of the amount of benefits provided and the level of the Employee’s participation relative to other participants, than the basis existing on the date hereof or as may be agreed from time to time by the CEVA and Gweltaz Toquet.

(d)	Any material breach by CEVA Europe of this Agreement.

Notwithstanding anything to the contrary herein, CEVA Europe may terminate Gweltaz Toquet’s employment for Cause without advance notice ,without paying notice pay and without derogating from any remedy to which CEVA Europe may be entitled. A termination for "Cause" is termination due to:

(i)

Gweltaz Toquet’s willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to CEVA or any member of the Company Group, including, without limitation, embezzlement of funds of CEVA or the Company Group.

(ii)

(ii) Gweltaz Toquet’s material breach of (x) the terms and conditions of this Addendum and Employment Agreement and any exhibits or annexes hereto, (y) Parent’s Code of Conduct and Business Ethics, posted on Parent’s website and updated from time to time, as well as any other material policies applicable to similarly situated Company Group employees, or (z) any other material employment-related agreement between Gweltaz Toquet and CEVA or any member of the Company Group, in each case where Gweltaz Toquet has failed to remedy such failure or refusal within 15 days following written notice from CEVA to Gweltaz Toquet notifying him thereof (unless CEVA determines in its reasonable discretion that such breach is of a kind that cannot be cured within such 15 day period);

(iii)

a good-faith finding by Parent’s Chief Executive Officer (“CEO”) or board of directors that Gweltaz Toquet’s (x) has failed to perform his reasonably assigned duties or has refused to use good-faith efforts to comply with the directives of Parent’s CEO or board of directors and (y) has failed to remedy such failure or refusal within 15 days following written notice from CEVA to Gweltaz Toquet notifying him thereof.

(iv)

Gweltaz Toquet’s involvement in any other act or engagement in any other conduct which, as determined by Parent’s CEO or board of directors, constitutes a breach of trust between himself and CEVA or any member of the Company Group or could cause grave injury to CEVA or any member of the Company Group, monetarily or otherwise;

(v)	Gweltaz Toquet is indicted of, or pleads guilty or nolo contendere (or any analogous pleading) to, any crime involving moral turpitude or any felony;

(vi)	Gweltaz Toquet is adjudicated bankrupt or makes any arrangement or composition with Gweltaz Toquet’s creditors; or

(vii)	Gweltaz Toquet becomes of unsound mind or is committed as patient for the purposes of any legislation relating to mental health.

Other than the cases set forth above, CEVA Europe also may terminate Gweltaz Toquet’s employment without the Notice Period (or part thereof) if it pays Gweltaz Toquet that sum equal to the Salary that he would otherwise be entitled to during the denied Notice Period

8

ADDITIONAL TERMS REGARDING TERMINATION AND NON-DISCLOSURE BETWEEN THE PARTIES ARE ATTACHED HERETO AS APPENDIX A AND APPENDIX B TO THIS ADDENDUM, RESPECTIVELY. The promotion and remuneration terms set forth in this Addendum are contingent on on Gweltaz Toquet’s agreement to the terms of Appendix B as of the Promotion Date.

9	MISCELLANEOUS

In all other aspects not covered by this Addendum, the employment terms and conditions laid down in the Employment Agreement shall apply.

This Addendum may be changed, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

This Addendum shall be governed by and construed in accordance with the laws of Sweden.

This Addendum has been executed in one (1) or multiple copies and signed digitally. Each such signed copy shall be deemed an original and all of which together shall constitute one and the same Addendum, of which each Party shall receive a PDF copy.

Israel 12/7/22 Place and date	Stockholm, 12/7/2022 Place and date

CEVA Ireland Sweden Filial

/s/ Gideon Wertheizer Gideon Wertheizer, CEO	/s/ Gweltaz Toquet Gweltaz Toquet

APPENDIX A

Additional Terms Relating to Termination

This Appendix is entered into as of the 1st day of January, 2023, between CEVA Ireland Sweden Filial, reg. no. 516407-9062, Klarabergsviadukten 70, Box 70396, Stockholm, (the "Company") and Gweltaz Toquet I.D. No. ********** (the “Employee”) and is intended to establish additional terms relating to the termination of employment relations between the parties, as established in the employment agreement dated December 7, 2022 (the "Agreement").  Capitalized terms used and not defined herein shall have the meanings set forth in the Agreement.

1.

Notwithstanding any provision to the contrary in the Agreement, in the event that Employee’s employment relationship is terminated by the Employee for Good Reason (as defined in the Agreement) or by the Company, or any acquiring or succeeding corporation of the Company or CEVA, Inc. (the "Parent"), without Cause (as defined in the Agreement) within 12 months after a Change in Control (as defined below), the Company shall:

(i)

pay to the Employee an amount equal to the compensation to which the Employee would otherwise have been entitled had the Employee remained employed by the Company for one-year after such termination (based on the Employee’s salary as in effect on the date of termination), which may be paid in a lump sum or in the form of salary continuation at the Company’s discretion; and

(ii)	the time-based vesting of any equity awards granted to the Employee by the Parent shall accelerate in full.

2.

The payment to the Employee of the amounts payable hereunder shall (i) be contingent upon the execution by the Employee of a release in a form reasonably acceptable to the Company, and (ii) constitute the sole remedy of the Employee in the event of a termination of the Employee’s employment in the circumstances set forth herein.

3.

For purposes of this Appendix, “Change in Control” shall mean the consummation of a merger, consolidation or reorganization involving the Parent, a transaction involving the sale or exchange of greater than 50% of the voting stock of the Parent or a sale or other disposition of all or substantially all of the assets of the Parent in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Common Stock of the Parent immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the resulting or acquiring corporation in such Business Combination in substantially the same proportions as their ownership of the Common Stock of the Parent immediately prior to such Business Combination.

IN WITNESS WHEREOF, the parties hereby execute this Employment Agreement.

Signature: Employee’s name: Identity number: Date:	/s/ Gweltaz Toquet Gweltaz Toquet 7301261579 12/7/2022

CEVA Ireland Sweden Filial By: Gideon Wertheizer /s/ Gideon Wertheizer Title: CEO

Annex B – NDA

NON-DISCLOSURE, NON-SOLICIT AND ASSIGNMENT OF IDEAS AGREEMENT

This Non-Disclosure, Non-Compete and Assignment of Ideas Agreement (the “Agreement”) is made as of December 7, 2022 (the “Effective Date) by and between Gweltaz Toquet (“Employee”) and CEVA Ireland Sweden Filial. (the “Employer”).

WHEREAS, Employer is engaged in a competitive market and owns and continues to develop valuable Confidential Information (as defined below);

WHEREAS, as a condition of employment or continued employment with Employer, Employee is required to enter into this Agreement to protect Employer’s Confidential Information and intellectual property; and

WHEREAS, Employee desires to be employed by Employer and understands that such employment will expose Employee to existing or future Confidential Information of Employer, and further understands that the services to be provided are of a unique nature for the Employer, and that Employee’s breach of the restrictions and covenants in this Agreement will result in irreparable harm to the Employer.

NOW, THEREFORE, in consideration of Employee’s employment, access to the Employer’s Confidential Information, and of the mutual covenants contained herein, Employer and Employee, intending to be legally bound, agree as follows:

1.         Confidential Information. “Confidential Information” means non-public information and materials related in any manner to Employer’s and CEVA, Inc.’s and their parents, subsidiaries, and affiliates (collectively, the “Company Group’s”) business or pertaining in any manner to any person or entity to whom any entity in the Company Group owes a duty of confidentiality, including but not limited to, patent files and patent applications, business plans, marketing plans, customer and prospective customer information, vendor and prospective vendor information, prices, costs, financial matters, internal business methods and strategy, employment matters, production and engineering activities, product design, inventions, trade secrets, ideas, concepts, know-how, methods, techniques, engineering concepts, product specifications, software, algorithms, computer programs, compilation of information, written descriptions, drawings, copyrighted materials, samples, demonstrations, manufacturing processes, research and development efforts, names and addresses and capabilities employees and consultants, and any other data or information relating to the business and operations of the Company Group, which is not generally known by or not readily accessible to the public. Employee understands and acknowledges that in the course of Employee’s employment with Employer, Employer may incur substantial expenditures of time and money in providing Employee with specialized instruction and training, and that Employee will have access and/or be exposed to certain of the Company Group’s Confidential Information. Notwithstanding the foregoing, Confidential Information does not include any information or materials that Employee can prove by written evidence: (i) is or becomes publicly known through lawful means and without breach of this Agreement by Employee; (ii) was rightfully in Employee’s possession or part of Employee’s general knowledge prior to Employee’s employment by the Employer; or (iii) is disclosed to Employee without confidential or proprietary restrictions by a third party who rightfully possesses the information or materials without confidential or proprietary restrictions. However, to the extent any entity in the Company Group owes a duty of confidentiality to a third party with respect to such information, idea or material, such information, idea or material shall continue to be Confidential Information until such time as such duty of confidentiality terminates or expires. If Employee is uncertain as to whether particular information or materials are Confidential Information, Employee will request the Employer’s written opinion as to their status.

2.    Non-disclosure. The parties agree that it is of great importance to the success of Employer and the Company Group that Confidential Information be treated with great care and that improper disclosure and improper use be prevented.

a.    Employee agrees to abide by all Employer’s rules and procedures designed to protect Confidential Information. Employee agrees that, during Employee’s employment with Employer and at all times thereafter, Employee will hold the Confidential Information in strict confidence. Employee further agrees to use the Confidential Information solely for the purposes of providing services to Employer and agrees to maintain as secret and shall not, directly or indirectly, disclose, use, or publish or permit the disclosure, use, or publication of, any Confidential Information to a third party, unless such disclosure, use, or publication is consented to in advance in a writing executed by a duly authorized representative of Employer.

b.    Nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any government agency or entity, including, but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation or from the terms and conditions of Employee’s employment with others to the extent permitted by Section 7 of the National Labor Relations Act. Employee acknowledges that Employee does not need the prior authorization of Employer to make any such reports or disclosures and is not required to notify Employer of any such reports or disclosures. Furthermore, in accordance with the Defend Trade Secrets Act of 2016, Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

c.    Employee understands and acknowledges that Employee’s obligations under this Agreement with regard to any Confidential Information shall commence immediately upon Employee first having access to such Confidential Information (whether before or after Employee began employment with the Employer) and shall continue during and after Employee’s employment with the Employer until such time as such Confidential Information has become public knowledge other than as a result of Employee’s breach of this Agreement or breach by those acting in concert with Employee or on Employee’s behalf. Notwithstanding the foregoing, it is understood that, at all such times, Employee is free to use information which was known to Employee prior to employment with the Employer or which is generally known in the trade or industry through no breach of this Agreement or other act or omission by Employee. If a temporal limitation on Employee’s obligation not to use or disclose such information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, Employee agrees and the Employer agrees that the two (2) year period after the date Employee’s employment ends will be the temporal limitation relevant to the contested restriction, provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.

3.             Privacy; Protection of Personal Information.

a.    Privacy. Employee acknowledges that the Employer may access all information and materials generated, received or maintained by or for Employee on the premises or equipment of the Employer (including, without limitation, computer systems and electronic or voice mail systems), and Employee hereby waives any privacy rights Employee may have with respect to such information and materials.

b.    Protection of Personal Information. During Employee’s employment with the Employer and thereafter, Employee shall hold Personal Information in the strictest confidence and shall not disclose or use Personal Information about other individuals, except in connection with Employee’s work for the Employer, or unless expressly authorized in writing by an authorized representative of the Employer. Employee understands that there are laws in the United States and other countries that protect Personal Information, and that Employee must not use Personal Information about other individuals other than for the purposes for which it was originally used or make any disclosures of other individuals’ Personal Information to any third party or from one country to another without prior approval of an authorized representative of the Employer. Employee understands that nothing in this Agreement prevents Employee from discussing Employee’s wages or other terms and conditions of Employee’s employment with co-workers or others, unless such discussion would be for the purpose of engaging in unfair competition or other unlawful conduct.

c.    Definition of Personal Information. “Personal Information” means personally identifiable information about employees, independent contractors or third-party individuals, including names, addresses, telephone or facsimile numbers, Social Security Numbers, background information, credit card or banking information, health information, or other information entrusted to the any entity in the Company Group.

4.             Ownership and Assignment. Employee shall promptly disclose to Employer any and all Intellectual Property (as defined below), whether or not patentable or copyrightable, made, developed, discovered, conceived, or reduced to practice by Employee, solely or jointly, during the period of Employee’s employment with Employer, whether or not conceived or made during working hours, and relating in any manner to the business of Employer and whether or not at the request or suggestion of Employer. For the purposes of this Agreement, “Intellectual Property” includes but is not limited to trade secrets, inventions, mask works, ideas, concepts, diagrams, specifications, methods, processes, formulas, algorithms, source and object codes, data, programs, other works of authorship, derivative works, know-how, improvements, modifications, discoveries, developments, designs and techniques in any stage of development, whether or not patentable or reduced to practice and whether or not copyrightable. Employee hereby assigns and agrees to assign automatically upon creation to Employer all worldwide right, title and interest in and to all Intellectual Property that are made, conceived, discovered, developed or reduced to practice by Employee (either alone or jointly with others), or result from or are suggested by any work performed by Employee (either alone or jointly with others) for or on behalf of the Employer or any entity in the Company Group, (i) during the period of Employee’s employment with the Employer, whether before or after the execution of this Agreement and whether or not made, conceived, discovered or developed during regular business hours or (ii) during or after the period of Employee’s employment with the Employer, whether before or after the execution of this Agreement, if based on or using Confidential Information or otherwise in connection with Employee’s activities as an employee of the Employer (collectively, the “Employer Inventions”). Employee agrees and acknowledges that all such Employer Inventions shall be the exclusive property of Employer with respect to all countries and all rights therein shall vest and inure to the benefit of the Employer. Employee understands and acknowledges that all copyrightable Employer Inventions shall be deemed a work for hire for purposes of the United States Copyright laws, and Employer shall have the sole right, title and interest in such work. Employee understands and acknowledges that Employer may license, assign, sell, or otherwise transfer at will the Employer Inventions without compensation to Employee. Employee recognizes that this Agreement will not be deemed to require assignment of any Intellectual Property that is developed entirely on Employee’s own time without using the Employer’s or the Company Group’s equipment, supplies, facilities, Confidential Information, which is not related to the Employer’s or the Company Group’s actual or anticipated business, research or development, and which does not result from work performed by Employee for any entity in the Company Group. In addition, this Agreement does not apply to any Intellectual Property which qualifies fully for protection from assignment to Employer under any specifically applicable state law, regulation, rule or public policy. If, under applicable law notwithstanding the foregoing, Employee retains any right, title or interest (including any intellectual property right) with respect to any Employer Invention, Employee hereby grants and agrees to grant to the Employer, without any limitations or additional remuneration, an exclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to reproduce, distribute, display, perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, have made, sell, offer to sell, practice any method in connection with, import and otherwise use and exploit such Employer Invention and Employee agree not to make any claim against Employer or any entity in the Company Group, suppliers or customers with respect to such Employer Invention.

5.             Prior Inventions; Employee Inventions. Intellectual Property, if any, patented or unpatented, which Employee made prior to the commencement of Employee’s employment with the Employer are excluded from the scope of this Agreement. To preclude any possible uncertainty, Employee has set forth on Appendix A (Prior Inventions) attached hereto a complete list of all Intellectual Property that Employee has, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of Employee’s employment with the Employer, that Employee considers to be Employee’s property or the property of third parties and that Employee wishes to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). A space is provided on Appendix A for such purpose. If no such disclosure is attached, Employee represents that there are no Prior Inventions. Employee shall not, without prior written approval by Employer incorporate into any property of Employer or any entity in the Company Group or Employer Inventions any Intellectual Property owned by Employee or in which Employee has an interest (“Employee Invention”) or owned by a third party. If, in the course of Employee’s employment with the Employer, Employee incorporates an Employee Invention into any property of Employer or any entity in the Company Group or Employer Invention (with or without the Employer’s approval), Employee hereby grants and agrees to grant to the Employer, without any limitations or additional remuneration, a nonexclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to reproduce, distribute, display, perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, have made, sell, offer to sell, practice any method in connection with, import and otherwise use and exploit such Prior Invention.

6.             Cooperation. At the request of Employer, Employee (both during Employee’s employment and thereafter) shall perform all lawful acts and execute, acknowledge and deliver all such instruments deemed necessary or desirable by Employer to vest or maintain in Employer or in any designee of Employer all right, title and interest in anything recited in Sections 4 and 5 hereof, and cooperate with Employer to prepare, file and prosecute applications for patents, trademarks, copyrights and similar registrations thereof in all countries selected by Employer, including renewals and reissues thereof and to obtain and record sole and exclusive title to such applications, patents, trademarks, copyrights and similar registrations for all said countries. In the event the Employer is unable for any reason, after reasonable effort, to secure Employee’s signature on any document needed in connection with the actions specified in the preceding sections, Employee hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents as Employee’s agent and attorney in fact, which appointment is coupled with an interest, to act for and in Employee’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding sections with the same legal force and effect as if executed, verified or filed by Employee. Employee hereby waives and quitclaims to the Employer all of Employee’s individual rights under patent, copyright or other intellectual property legislation arising in connection with all Employer Inventions and any and all claims, of any nature whatsoever, which Employee now or may hereafter have for infringement of any rights assigned to the Employer under this Agreement.

7.              Duty of Loyalty during Employment. Employee understands that Employee’s employment by the Employer requires Employee’s full attention and effort, and Employee agrees to devote Employee’s full attention and effort to performing the duties of Employee’s position with the Employer. Employee agrees that during the period of Employee’s employment by the Employer Employee will not, without the Employer’s express written consent, engage in any employment or business activity other than for the Employer, which is competitive with, or would otherwise conflict with or distract Employee from, Employee’s employment by the Employer.

8.              Non-Solicitation of Employees and Consultants. During Employee’s employment with Employer and during the one (1) year period after Employee’s employment terminates for any reason, , including voluntary or involuntary terminations (the “Restriction Period”), Employee agrees that Employee shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce any employee or independent contractor of Employer or any entity in the Company Group to: (i) cease employment with Employer or any entity in the Company Group, or (ii) work for any other person or entity that competes with the Employer or any entity in the Company Group; provided that the restrictions in this Section only apply to employees and independent contractors of the Employer and members of the Company Group whom Employee had contact with or learned Confidential Information about during Employee’s last twelve (12) months of employment with the Employer.

9.              Non-Solicitation of Customers. During the Restriction Period, Employee agrees not to, directly or indirectly: (a) solicit any Customers (as defined below) of the Employer for purposes that are competitive to the Employer, (b) request or cause any Customers of the Employer to curtail, cancel, materially diminish or terminate their business with the Employer or elect not to do business with the Employer, or (c) use the Employer’s Confidential Information to solicit any Customers (except where such solicitation is on the behalf of Employer) or otherwise interfere with any business relationship or contract between the Employer and any Customer. For purposes of this Agreement, a “Customer” means any person or entity that during the last twelve (12) months of Employee’s employment with the Employer: (i) contracted for, was billed for, or received from the Employer any product, service or process where Employee had direct or indirect contact with or acquired Confidential Information about such person or entity; (ii) was in contact with Employee concerning the sale or purchase of, or contract for, any product, service or process with the Employer; or (iii) was solicited by Employee on behalf of the Employer.

10.            Non-Competition. During the Restriction Period, Employee agrees not to (except with the prior written consent of an authorized representative of the Employer), directly or indirectly, perform or attempt to perform anywhere in a Restricted Territory (as defined below) any Restricted Services (as defined below) that are competitive to the Employer. For the purposes of this Agreement, “Restricted Territory” means the twenty-five (25) mile radius around any of the following locations: (i) any Employer business location at which Employee has worked on a regular or occasional basis during Employee’s employment; (ii) Employee’s home if Employee worked from home on a regular or occasional basis; (iii) any potential business location of the Employer under active consideration by the Employer to which Employee has travelled in connection with the consideration of that location; or (iv) any county, parish, or similar political subdivision in the United States where Employee provided services on behalf of the Employer or had a material presence during the last twelve (12) months prior to Employee’s termination of employment with the Employer. For purposes of this Agreement, “Restricted Services” are any services that are the same or substantially similar to the services Employee performed for Employer in the last two (2) years of Employee’s employment with the Employer. In the event the employment terminates following notice of termination for any reason other than retirement, during such time as the Non-Competition clause is in force, the Employer shall be obligated to pay to the Employee, on a monthly basis, the difference between (x) their monthly income from employment by the Employer at the time of termination of the employment (the “Termination base Salary”) and (y) the (lower) income (the “Non-Competition Compensation”) which they actually receive, or could have received, from other employment, another engagement, or in other business activities for work performed during the term of applicability of the Non-Competition clause without violation of the Non-Competition clause (such difference, the “Non-Competition Make-Whole Payment”). However, the Non-Competition Make-Whole Payment shall not exceed 60% of the previous deemed monthly base salary at the time of termination of the employment, where such deemed monthly base salary shall be calculated as the average fixed wages paid to the Employee during the most recently completed 12 calendar months of employment (or such lesser number of months as may apply if the Employee has served for less than a year). For the avoidance of doubt, consideration shall be taken only of such time during which the Employee performed work in the customary position pursuant to the applicable employment agreement. The Employer shall have no obligation to pay a Non-Competition Make-Whole Payment where it is proven that the Non-Competition Compensation is lower than the Termination Salary not as a consequence of the non-Competition clause. To the extent reasonable, the Employee shall limit the loss in income which may occur as a consequence of the application of the non-Competition clause. The Employee shall be obligated to provide, on a monthly basis, the information, inter alia regarding the amount of their income from new employment or business activities, as required by the Employer in order to determine the Non-Competition Make-Whole Payment. In the event the employment terminates for Cause (as defined in the Addendum to Employment Agreement between Employee and Employer dated of even date herewith), the Employer shall not be obligated to pay any Non-Competition Make-Whole Payment. In the event the Employee receives a separate compensation from the Employer due to the termination of the employment, e.g. as a result of change in control or for any reason, the compensation shall be considered to fully compensate the Employee for the Non-Competition clause in lieu of the Non-Competition Make-Whole Payment as long as the compensation fully compensates the Employee during the Restrictive Period with in total 60% of the Termination Salary. The Employer may unilaterally limit or revoke the Non-Competition clause up until the latter to occur of (i) the termination of Employee’s employment or (ii) in the event of voluntary termination by the Employee, two weeks after the notice in writing to the Employer of such termination (such latter date, the “Outside Date”). In any event, not later than within two weeks of the Outside Date, the Employer shall inform the Employee whether, and to what extent, the non-Competition clause shall apply with regard to its scope and term of applicability. The Employer may not unilaterally modify this information.

11.            Reasonableness of Restrictions. Employee agrees that this Agreement does not prevent Employee from earning a living or pursuing Employee’s career. Employee acknowledges and understands that the nature of Employee’s position with the Employer gives Employee access to and knowledge of Confidential Information and the Employer will in fact give Employee access to Confidential Information, such that it places Employee in a position of trust and confidence with the Employer. Employee further agrees and acknowledges that the services Employee will provide to the Employer are unique, special, or extraordinary. Employee also acknowledges that the ability to reserve these for the exclusive knowledge and use of the Employer is of great competitive importance and commercial value to the Employer and that improper use or disclosure by Employee is likely to result in unfair or unlawful competitive activity. In addition, Employee acknowledges and agrees that Employee has and will receive mutually agreeable consideration to support enforcement of the restrictions in this Agreement, including but not limited to, his salary, benefits, and other compensation and consideration. Accordingly, Employee acknowledges and agrees that the Employer has a legitimate interest in protecting its business, such that the foregoing restrictions are reasonable, proper and necessary in light of the Employer’s interests and the consideration received by Employee. Employee represents and agrees that Employee is entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

12.            Obligations on Termination. On termination of employment with Employer for any reason, Employee agrees to deliver to Employer any and all tangible embodiments (regardless of form) of Confidential Information and all property of Employer and any entity in the Company Group and equipment, and tangible embodiments of materials relating to anything within the terms of Sections l and 4 of this Agreement. Employee shall retain no copies, excerpts or portions of any item delivered pursuant to this Section. In addition, upon termination of Employee’s employment with Employer for any reason, Employee will deliver to a member of Employer’s Human Resources Department, all property (e.g., keys, access badges, etc.) and any and all documents, records, files, computer programs and/or other data relating to any Confidential Information and to the Employer’s business or operations. Employee further agrees to permanently delete any such records residing on any computer or computer program in Employee’s possession upon termination of Employee’s employment. In addition, if Employee has used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any information of Employer or any entity in the Company Group, including but not limited to, Confidential Information, Employee agrees to provide Employer with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and Employee agrees to provide the Employer access to Employee’s system as reasonably requested to verify that the necessary copying and/or deletion is completed. Employee further agrees that any property situated on the Employer’s premises and owned by the Employer, including electronic, magnetic and other storage devices and media, filing cabinets or other work areas, is subject to inspection by Employer personnel at any time with or without notice.

13.            Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. Notwithstanding the foregoing, Employer shall have the right to assign in whole or in part (whether by operation of law or otherwise), this Agreement or any of its rights or obligations under this Agreement at Employer’s sole discretion. Employee may not assign this Agreement.

14.            Reformation/Severability. Employee expressly agrees that the provisions of this Agreement are reasonably required by Employer to protect the legitimate business interests of Employer and the Company Group. The Employee and Employer agree that if a court of competent jurisdiction should determine that any of the foregoing provisions are unenforceable, in whole or in part, then such court is authorized to modify such agreement or covenant in such respects as such court determines to be required in order that it shall, as so modified, be enforceable to the fullest extent permitted by applicable law. If any provision of this Agreement is declared void or unenforceable by any judicial or administrative authority, the remaining provisions of this Agreement will not be nullified but will remain in full force and effect.

15.            Remedies. Employee expressly acknowledges and agrees that (i) the provisions of this Agreement are reasonable and necessary for the protection of Employer and the Company Group, (ii) Employee’s obligations herein are of a unique and special nature, (iii) any breach or violation of Employee’s obligations herein will result in irreparable harm to Employer and the Company Group for which there may be no adequate remedy at law, (iv) in addition to all other remedies, Employer shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, together with an equitable accounting of all earnings, profits or other benefits arising from a violation of any provision of this Agreement, which rights shall be cumulative, (v) Employee shall not assert as a defense to any petition or request for injunctive or other equitable relief the claim that Employer has an adequate remedy at law, and (vi) Employer shall not be required to post a bond or other security in connection with a request for injunctive or other equitable relief. Employee agrees that if the Employer is successful in whole or in part in any legal or equitable action against Employee under this Agreement, the Employer will be entitled to payment of all costs, including reasonable attorneys’ fees, from Employee. In the event the Employer enforces this Agreement through a court order, Employee agrees that the restrictions of Sections 8, 9, and 10 of this Agreement will remain in effect for a period of twelve (12) months from the effective date of the order enforcing the Agreement.

16.            No Waiver. The failure of either Employer or Employee to object to any conduct or violation of any of the agreements or obligations made by the other under this Agreement will not be deemed a waiver of any rights or remedies. No waiver of any right or remedy arising under this Agreement will be valid unless set forth in an appropriate writing signed by the party to be charged.

17.            Notification of New Employer. In the event that Employee leaves the employ of the Employer, for a period of one (1) year following the termination of Employee’s employment by the Employer, upon Employer’s written request, Employee will notify the Employer of the identity of any subsequent employer within five (5) days of receiving such written request. Employee authorizes the Employer to provide notice of Employee’s rights and obligations under this Agreement to Employee’s subsequent employers and to any other entity or person to which Employee provides services or in which Employee has a financial interest. If Employee is offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Sections 8, 9, and 10 of this Agreement are in effect, Employee agrees to inform Employee’s potential employer, partner, co-owner and/or others involved in managing the business with which Employee have an opportunity to be associated of Employee’s obligations under this Agreement and also agrees to provide such person or persons with a copy of this Agreement.

18.            No Employment Contract. Employee and Employer expressly acknowledge and agree that the purpose of this Agreement is to protect the legitimate business interests of Employer and that this Agreement shall not be construed or enforced as an employment contract or give Employee any right or guarantee to be employed for any specific time or to limit Employer’s right to terminate Employee’s employment at that time, with or without cause. Employee understands that Employee’s employment with the Employer is at-will.

19.            Entire Agreement/Amendments. This Agreement, which includes all of the exhibits hereto, replaces and supersedes all prior agreements between the Employer and Employee relating to the subject matter in this Agreement; provided, however, that this Agreement will not supersede any obligations the Employee may have with respect to confidentiality, non-competition, non-solicitation, non-interference or non-disparagement, or any similar obligations, under any other agreement with the Employer or an of its predecessors. No alteration, modification, amendment or other change to this Agreement shall be binding unless in writing and executed by both Employer and Employee.

20.            GOVERNING LAW AND VENUE. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SWEDEN, WITHOUT REFERENCE TO CONFLICT OF LAWS PRINCIPLES. THE PARTIES IRREVOCABLY CONSENT AND AGREE THAT ANY AND ALL ACTIONS AND PROCEEDINGS INITIATED BY OR ON BEHALF OF THE PARTIES AND ARISING DIRECTLY OR INDIRECTLY FROM THIS AGREEMENT SHALL BE BROUGHT AND LITIGATED IN THE STATE COURTS OF SWEDEN

21.            Employee’s Acknowledgment. Employee expressly acknowledges that Employee has been given the opportunity prior to entering into this Agreement to consult with Employee’s own counsel regarding Employee’s rights and obligations with respect to this Agreement.

IN WITNESS WHERE OF, the parties hereto have executed this Agreement as of the day and year first above written.

CEVA Ireland Sweden Filial.

/s/ Gideon Wertheizer____________________________

By: Gideon Wertheizer

Title: CEO

Date

EMPLOYEE

/s/ Gweltaz Toquet_______________________________

Printed Name: Gweltaz Toquet

Date         12/7/2022

APPENDIX A

PRIOR INVENTIONS

TO:                CEVA Ireland Sweden Filial~~.~~

FROM:         Gweltaz Toquet

DATE:          12/7/2022

SUBJECT:         Prior Inventions

1.       Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of Employee’s employment by CEVA Ireland Sweden Filial. (the “Employer”) that have been made or conceived or first reduced to practice by Employee alone or jointly with others prior to Employee’s engagement by the Employer:

☑         No inventions or improvements.

☐         See below:

☐         Additional sheets attached.

2.       Due to a prior confidentiality agreement, Employee cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which Employee owe to the following party or parties:

	Invention or Improvement Relationship	Party/Parties

1.

2.

3.

☐